 EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 26, 2023 (the “Agreement Date”), is by and among 8th Wonder Corporation, a company incorporated under the laws of the British Virgin Islands with BVI company number 2043133 (“Seller A”), Hotlink Investment Limited, a company incorporated under the laws of the British Virgin Islands with BVI company number 2043132 (“Seller B”; and together with Seller A, each, a “Seller”, and collectively, the “Sellers”), and Fortune Bliss Ventures Limited, a company incorporated under the laws of the British Virgin Islands with BVI company number 2121585 (the “Purchaser”).

ARTICLE I

PURCHASE, SALE AND TERMS OF SHARES

1.1       The Shares; Purchase Price; Market Disruption Adjustment.

(a)       Each Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from each Seller, such number of shares of common stock (collectively, the “Shares”) of Playtika Holding Corp., a Delaware corporation (the “Company”), as set forth opposite each Seller’s name on Exhibit A, at the purchase price of U.S. $7.93 per share, calculated as 0.7 times the average daily closing price (the “Official Closing Price”) of shares of common stock of the Company, as reported by the NASDAQ Global Select Market (the “Exchange”) (ticker symbol: PLTK) over the period of twenty (20) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Agreement Date (the “Price Determination Period”), and for the aggregate purchase price of U.S. $624,967,312.58, calculated on the basis of the purchase price per share so determined times the aggregate number of the Shares (the “Purchase Price”). The parties intend to carry out the purchase and sale transaction of the Shares (the “Transaction”) as an “offshore transaction” within the meaning of Rule 902(h) of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), which has been negotiated outside the U.S. and is to be consummated outside the U.S., in reliance of the representations, warranties, and covenants made by the parties in this Agreement.

(b)       For purposes of this Agreement:

(i)       “Business Day” means a day on which banks in Hong Kong are generally open for banking business to the public and which is not a Saturday, Sunday or public holiday in Hong Kong; and

(ii)       “Trading Day” means any day on which the Exchange is open for trading.

(c)       If, because of a market disruption event or otherwise, the Official Closing Price is not available for any Trading Day (such Trading Day, a “Disrupted Day”) during the Price Determination Period, the Official Closing Price for such Trading Day shall be the Official Closing Price for the Trading Day immediately preceding the Disrupted Day on which the Official Closing Price is available; provided that, if the Official Closing Price shall be unavailable for five (5) consecutive Trading Days, the Sellers and the Purchaser shall determine the applicable Purchase Price of the Shares through good faith negotiation.

1.2       Payment of Deposit; Due Diligence.

(a)       Within twenty-one (21) days of the Agreement Date, the Purchaser shall deposit an amount of cash in U.S. dollars equal to 10% of the Purchase Price, which shall equal U.S. $62,496,731.26 (the “Deposit”), with David Lo & Partners, a solicitors firm located at Suite 402, Nan Fung Tower, 88 Connaught Road Central, Hong Kong (the “Escrow Agent”) (the date of making the Deposit, the “Deposit Date”) pursuant to the terms of an Escrow Agreement, in a form reasonable acceptable to the Purchaser, the Sellers and the Escrow Agent, to be entered into on or prior to the Deposit Date (the “Escrow Agreement”).

(b)       The Purchaser shall have the right to conduct a due diligence investigation of the Company and the Shares (the “Due Diligence”), including, but not limited to, an investigation of the financial condition, results of operations, prospects, and disclosure controls and procedures of the Company based on the Company’s filings with the U.S. Securities and Exchange Commission, during the period commencing from the Deposit Date and ending on the date that is forty-five (45) days after the Deposit Date (the “Due Diligence Period”). The consummation of the Transaction is subject to the Purchaser’s satisfaction in its sole discretion with the results of the Due Diligence.

(c)       In the event that the Purchaser determines that it is satisfied with the results of the Due Diligence, it shall notify each of the Sellers and the Escrow Agent in writing no later than the last day of the Due Diligence Period (such notice being a “Due Diligence Confirmation”).

(d)       (i) Upon the Purchaser’s delivery of the Due Diligence Confirmation, the Deposit shall immediately become non-refundable and shall be applied by the Sellers to offset the Purchase Price; and (ii) within three (3) Business Days upon receiving the Due Diligence Confirmation, the Escrow Agent shall transfer the Deposit to the Sellers by wire transfer to the relevant Seller’s bank account designated by such Seller.

(e)       If (i) none of the Sellers and the Escrow Agent receives the Due Diligence Confirmation within the Due Diligence Period, or (ii) the Purchaser notifies each of the Sellers and the Escrow Agent in writing during the Due Diligence Period that it is not satisfied with the results of the Due Diligence, this Agreement shall be automatically terminated and the Escrow Agent shall return the Deposit to the Purchaser within three (3) Business Days after the earlier of the expiration of the Due Diligence Period or its receipt of the Purchaser’s notice under this Section 1.2(e).

1.3       Payment of Balance; Closing.

(a)       After the expiration of the Due Diligence Period, and if the Purchaser elects in its sole discretion to proceed to consummate the Transaction, subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall be held on a day on or before July 31, 2023. On the date of the Closing, the Purchaser shall pay the Sellers the remaining 90% of the Purchase Price of U.S. $562,470,581.32 (the “Balance Payment”) by wire transfer of immediately available funds to the Hong Kong bank account or bank accounts designated in writing to the Purchaser. On the same Business Day that the Balance Payment is received by the Sellers, the Sellers shall deliver an irrevocable instruction (the “Broker Instruction”) to the Sellers’ securities broker (the “Broker”) in a form satisfactory to the Broker to effect the transfer of the beneficial ownership of the Shares together with all associated rights and benefits, to such securities account designated in writing by the Purchaser and/or its nominee to enable the Purchaser and/or its nominee to become the sole beneficial owner of the Shares within the settlement cycle standard or customary for transaction in securities like the Shares; provided that (i) any nominee designated by the Purchaser shall be a wholly-owned subsidiary of the Purchaser; and (ii) the Purchaser shall notify the Sellers of its designation of the nominee, if any, no later than two (2) Business Days before the date of the Closing. The Sellers shall deliver a copy of the Broker Instruction for Purchaser’s record immediately after the same has been transmitted to the Broker. If the Closing does not occur by July 31, 2023, as a result of the Purchaser’s written request to the Sellers to delay the Closing, the Closing shall occur no later than August 31, 2023 (the “Long Stop Date”), and the Purchaser shall pay the Sellers interest at a rate of ten percent (10%) per annum on the Balance Payment for each day of the period starting from and including July 31, 2023, and ending on and excluding the date of the Closing (the “Closing Extension Period”). If the Closing does not occur by July 31, 2023 for reasons attributable to the Sellers, the Purchaser shall not be required to pay interest on the Balance Payment to the Sellers for the Closing Extension Period.

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(b)       (i) If, during the period from but excluding the Agreement Date to and including the date of the Closing, the Sellers receive any payment of dividends with respect to the Shares, the Sellers shall apply all such dividend payments to the Balance Payment and reduce the same by equal amount; and (ii) if the Sellers receive any payment of dividends with respect to the Shares after the Closing, the Sellers agree to hold all such dividend payments in trust for the benefit of the Purchaser and transfer all such amounts to the Purchaser at the direction of the Purchaser.

(c)       If the Closing does not occur, or if the Purchaser fails to pay the Sellers the Balance Payment in full on or before the Long Stop Date, the Sellers shall have the right to terminate this Agreement, upon which the Sellers shall keep the amount of the Deposit.

(d)       Notwithstanding anything in this Agreement to the contrary, the parties agree that irreparable damage would occur in the event that the Sellers failed to deliver the beneficial ownership of the Shares to the Purchaser in accordance with the specific terms of this Agreement. Accordingly, the parties agree that the Purchaser shall be entitled, without limitation, (i) to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and (ii) to cause the Sellers to consummate the Closing by enforcing specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Purchaser is entitled at law or in equity.

(e)       In lieu of the remedies or reliefs set forth in Section 1.3(d), the Purchaser has the right to seek damages against the Sellers on a joint and several liability basis for their failure to deliver the beneficial ownership of the Shares to the Purchaser in accordance with the specific terms of this Agreement and the limit on the aggregate liability of indemnification set forth in Section 4.1 shall not apply; provided that the Sellers shall have delivered the Broker Instruction within ten (10) Business Days of the date of the Closing, after receiving the Balance Payment, and shall cooperate fully with the Purchaser on all necessary procedures and deliverables required of the Sellers in connection with transferring beneficial ownership of the Shares to the Purchaser; provided further that in no event shall the Sellers be liable to the Purchaser for any indirect damages, arising out of, relating to, or in connection with, any failure by the Sellers to deliver the beneficial ownership of the Shares to the Purchaser in accordance with the specific terms of this Agreement, regardless of (i) whether such damages were foreseeable, (ii) whether or not the Sellers were advised of the possibility of such damages, or (iii) the legal or equitable theory (contract, tort, or otherwise) upon which the claim is based; and provided further that the Sellers shall not be held liable under this Section 1.3(e) for any such failure caused by factors outside the Sellers’ control, including but not limited to any objection from, or lack of cooperation of, the Company, but under such circumstances the Sellers shall cooperate in good faith with the Purchaser and make reasonable best efforts to effectuate the intent of this Agreement.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

2.1.       Representations by the Purchaser. The Purchaser makes the following representations and warranties to the Sellers, as of the Agreement Date and as of the date of the Closing:

(a)       Access to Information. The Purchaser, in making the decision to purchase the Shares, has relied solely upon (i) publicly available information about the Company and the Shares, and (ii) independent investigations made by it and/or its representatives, if any, of the same.

(b)       Sophistication and Knowledge. The Purchaser, itself or with the advice and counsel of its advisers, has such knowledge and experience in financial and business matters that it is capable of evaluating the benefits and risks of a purchase of the Shares. The Purchaser has not relied on the Sellers for any tax or investment advice in its purchase of the Shares.

(c)       Transfer Restrictions; Lack of Liquidity. The Purchaser understands and acknowledges that the Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act and as a result are subject to resale and transfer restrictions under the Securities Act. The Purchaser understands and acknowledges further that the purchase of the Shares involves a high degree of risk and represents that it can bear the economic risk of the purchase of the Shares, including the total loss of its investment.

(d)       No Public Solicitation. The Purchaser is not purchasing the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, social media or other media or broadcast over television or radio, or presented at any seminar or meeting.

(e)       Authority. The Purchaser has the right and power to enter into the Transaction and this Agreement, and perform its obligations hereunder; this Agreement has been duly authorized by all required corporate action on the part of the Purchaser, and has been duly executed and delivered by the Purchaser; and this Agreement constitutes valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms.

(f)       Regulation S Exemption. The Purchaser understands that the Shares are being sold to it in reliance on an exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act, and that the Sellers are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in carrying out the Transaction. In this regard, the Purchaser represents, warrants and agrees that:

(i)       The Purchaser is not a U.S. person within the meaning of Rule 902(k) of Regulation S under the Securities Act.

(ii)       During the time of the negotiation of the Transaction and at the time of the execution and delivery of this Agreement, the Purchaser was outside of the United States.

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(iii)       The Purchaser will offer, sell, pledge or otherwise transfer the Shares only pursuant to registration under the Securities Act or an available exemption therefrom, and in accordance with all applicable U.S. state and foreign securities laws.

(iv)       The Purchaser is not entering into the Transaction on behalf of a U.S. person, and the Transaction is not part of a plan or scheme to evade any applicable requirement of the Securities Act or other applicable securities laws.

(v)       Each certificate representing the Shares may bear a restrictive legend to the effect of the following:

(A)       “THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND NO TRANSFER OF THESE SHARES MAY BE EFFECTED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”; and

(B)       Any other legend required to be placed thereon by applicable federal or state securities laws.

(vi)       The Purchaser consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company in order to implement the restrictions on transfer of the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Purchaser, severally and not jointly, as of the Agreement Date and as of the date of the Closing, that:

3.1       Authority. This Agreement and the sale and delivery of the Shares have been duly authorized by all required corporate action on the part of such Seller; and this Agreement has been duly executed and delivered by such Seller, and constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms.

3.2       Title. Such Seller is the sole record and beneficial owner of the Shares set forth opposite such Seller’s name on Exhibit A. Such Seller has good, valid and marketable title to the Shares set forth opposite such Seller’s name on Exhibit A, free and clear of any pledge, lien, security interest, pre-emptive right, claim, equitable interest or other encumbrance of any nature whatsoever (collectively, “Encumbrances”), other than those obligations under the Company’s constituent documents or shareholder agreements, or resale or transfer restrictions under the Securities Act or other applicable securities laws. Upon the sale and transfer of the Shares, and payment therefor, in accordance with the provisions of this Agreement, the Purchaser will acquire good, valid and marketable title to the Shares, free and clear of all Encumbrances, other than those obligations under the Company’s constituent documents or shareholder agreements, or resale or transfer restrictions under the Securities Act or other applicable securities laws.

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3.3       Governmental Approvals. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution and delivery by such Seller of this Agreement, or for the sale and delivery of the Shares to be sold by such Seller hereunder.

3.4       No Conflicts. The sale of the Shares to be sold by such Seller hereunder and the compliance by such Seller with this Agreement, and the consummation of the Transaction will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which such Seller is a party or by which such Seller is bound or to which any of the property or assets of such Seller is subject, nor will such action result in any violation of the provisions of the constituent documents of such Seller, or any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Seller or any of its subsidiaries or any property or assets of such Seller.

3.5       No Manipulation. Such Seller has not taken and will not take, directly or indirectly, any action that is designed to or that has constituted or might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

3.6       Material Non-Public Information. Such Seller does not possess any material non-public information about the Company or the Shares.

3.7       Tax Matters. Neither such Seller, nor any beneficial owner of such Seller, for tax purposes has any knowledge that the Company is or has ever been a “United States real property holding company” as defined in the U.S. Internal Revenue Code and any applicable regulations promulgated thereunder. Prior to the date of the Closing, such Seller shall provide the Purchaser a properly executed IRS Form W-8BEN-E to establish that such Seller is a foreign person exempt from U.S. federal withholding tax.

ARTICLE IV

MISCELLANEOUS

4.1       Indemnification. The representations, warranties, covenants and agreements of the Sellers contained in this Agreement will survive the Closing and will expire on the first anniversary of the Closing. The Sellers shall, jointly and severally, defend, indemnify, and hold harmless the Purchaser and its officers, directors, equity holders, affiliates, agents and representatives (collectively the “Purchaser Indemnified Parties”) from, against, for and in respect of and pay any and all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses and other payments however suffered or characterized, all interest thereon, all reasonable costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’ and accountants’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration, suffered, sustained, incurred or required to be paid by any such Purchaser Indemnified Party arising out of or resulting from any breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement. In no event will the Sellers’s aggregate liability for indemnification under this Agreement exceed the Purchase Price actually paid hereunder. Nothing in this Section 4.1 shall limit any party’s right to seek and obtain any equitable relief to which any party shall be entitled, including the equitable relief set for in Section1.3(d).

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4.2       Tax and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. All taxes payable in connection with this Agreement shall be paid by the relevant party in accordance with applicable laws.

4.3       Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.3):

If to Seller A:	Suites 1901-2 & 14, 19th Floor, Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong Email: yolandazhaom@163.com Attention: Zhao Ming
If to Seller B:	Suites 1901-2 & 14, 19th Floor, Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong Email: yolandazhaom@163.com Attention: Zhao Ming
If to the Purchaser:

21 Marina Way #23-08 Singapore
Email: FortuneBliss@163.com
Attention: Mr. Wang Yu

With a copy, which shall not constitute notice, to:

Nixon Peabody CWL

5th Floor, Standard Chartered Bank Building

4-4A Des Voeux Road Central, Hong Kong

Email: dcheng@nixonpeabody.com

Attention: David Cheng

4.4       Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

4.5       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

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4.6       Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

4.7       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

4.8       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

4.9       Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). The federal courts of the United States of America or the courts of the State of New York, in each case located in the Borough of Manhattan, New York City, New York, shall have non-exclusive jurisdiction over any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the Transaction and each party irrevocably submits to the jurisdiction of such courts in any such suit, action, proceeding, or dispute.

4.10       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.11       Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller A

SIGNED by	)	/s/ Cao Bo
Name: Cao Bo	)
Title: Director	)
)
For and on behalf of	)
8th Wonder Corporation	)
)
in the presence of:	)

Name: /s/ Zhao Ming
Position: Assistant

Seller B

SIGNED by	)	/s/ Cao Bo
Name: Cao Bo	)
Title: Director	)
)
For and on behalf of	)
Hotlink Investment Limited	)
)
in the presence of:	)

Name: /s/ Zhao Ming
Position: Assistant

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Purchaser

SIGNED by	)	/s/ Wang Yu
Name: Wang Yu	)
Title: Director	)
)
For and on behalf of	)
Fortune Bliss Ventures Limited	)
)
in the presence of:	)

Name: /s/ Ren Guohua
Position: Merchant

Signature Page to Share Purchase Agreement

Exhibit A

Schedule of Sellers

Name	Shares of Common Stock
8th Wonder Corporation	39,405,253
Hotlink Investment Limited	39,405,253

Exhibit A to Share Purchase Agreement